Exhibit 23.2

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Capital Title Group, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-66375 on Form S-8 of Capital Title Group, Inc. of our report dated March 12, 2001, relating to the consolidated balance sheet of Capital Title Group, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-KSB of Capital Title Group, Inc.

                                        /s/ KPMG LLP

Phoenix, Arizona
March 26, 2001